Exhibit 99

www.bankofthewest.com
Member FDIC

N E W S

Contact: John Stafford	(415)-765-4850
jstafford@bankofthewest.com

Bank of the West Board Names Don J. McGrath Chairman

Board adds Brasseur, promotes Shepherd at annual shareholder meeting

     San Francisco, CA – (May 23, 2005) – Following the annual shareholder’s meeting at Bank of the West headquarters, the Board of Directors announced several Board and management organizational changes.

     The Board elected Don J. McGrath Chairman of the Board of the $41 billion asset San Francisco-based bank. McGrath, President and Chief Executive Officer of the bank, adds the role of Chairman to his responsibilities effective immediately. McGrath is also President and Chief Executive Officer of BancWest Corporation, holding company for Bank of the West and Honolulu-based First Hawaiian Bank.

     Robert Fuhrman, retired Chief Operating Officer of Lockheed Corporation who has been a member of the Bank of the West board since 1981 and chairman since 1991, has stepped down as chairman. He will remain a member of Bank of the West and BancWest Corporation boards.

     McGrath, 56, was named Vice President and Treasurer of Bank of the West in 1980, then served in various positions including Chief Financial Officer before being named a Director and Senior Executive Vice President & Chief Operating Officer in 1988. He was elected President of the bank in 1991, and became Chief Executive in 1996.

     The Board also elected Bernard Brasseur to serve as a director and as chairman of the Board’s Loan and Investment Committee. A 22-year veteran executive of the bank, Brasseur is retiring from active service as Chief Risk Officer for Bank of the West and BancWest Corporation.

     Additionally, the Board announced the promotion of General Counsel J. Michael Shepherd to Senior Executive Vice President.

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     Bank of the West Board

     Shepherd, who oversees the legal and compliance activities of both Bank of the West and BancWest Corporation and is responsible for corporate governance matters, will also assume oversight of the bank’s risk management and credit administration functions. Based in San Francisco, he reports to McGrath. Shepherd joined Bank of the West last year.

     About Bank of the West: Founded in 1874 in San Jose, California as Farmers National Gold Bank, $41 billion-asset Bank of the West (www.bankofthewest.com) is one of the four largest Western-based commercial banks in the U.S. Bank of the West offers a full range of personal, business, international banking and trust services and currently operates 480 banking locations in 16 Western and Midwestern states. BancWest Corporation, a BNP Paribas company, also owns First Hawaiian Bank, with assets of $10.6 billion at December 31, 2004.

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